Exhibit 10.1

AMENDED AND RESTATED EQUITY TRANSFER AGREEMENT

This Amended and Restated Equity Transfer Agreement (this “Agreement”) is made and entered into as of February 27, 2026 (the “Execution Date”), by and among: (a) CIMG Inc., a Nevada corporation (Nasdaq: IMG) (the “Parent”); (b) DZR Tech Limited, a company incorporated in Hong Kong (Registration No.: 68610750), with its registered address at Flat/Rm A 12/F, ZJ 300, 300 Lockhart Road, Wanchai, Hong Kong (the “Purchaser”); (c) Shelei Jiang, a Chinese individual and the sole shareholder of the Target (the “Seller”); and (d) Daren Business Technology Limited, a company incorporated in the British Virgin Islands (Registration No.: 2135321) (the “Target”). Each of the Parent, the Purchaser, the Seller, and the Target is referred to herein as a “Party,” and collectively, the “Parties.” This Agreement amends and restates in its entirety that certain Equity Transfer Agreement, dated February 11, 2026 (the “Original Agreement”), by and between the Seller and the Purchaser, and, effective as of the Execution Date, supersedes the Original Agreement in all respects.

WHEREAS, the Seller and the Purchaser entered into the Original Agreement and desire to amend and restate the Original Agreement on the terms set forth herein;

WHEREAS, the Seller is the legal and beneficial owner of one hundred (100) shares of the Target, constituting 100% of the issued and outstanding equity interests in the Target (the “Target Shares”);

WHEREAS, as of the Execution Date, the Target has no meaningful operating business;

WHEREAS, the Seller desires to sell, transfer, assign, and convey to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the Seller’s right, title, and interests in all of the Target Shares on the terms and subject to the conditions set forth herein (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, each Party agrees as follows:

ARTICLE 1

DEFINITIONS

“Award Shares” shall mean shares of the Common Stock that may be issued by the Parent to the Seller Designees pursuant to the Stock Incentive Award Agreement (as defined below), if any.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banks in New York, New York are authorized or required by Law to close.

“Closing” shall mean the consummation of the Transaction.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Price” shall mean the official closing price per share of the Common Stock on the Nasdaq as of the Execution Date as reported by Nasdaq; provided that if the Execution Date is not a Trading Day, the Closing Price shall mean the official closing price per share of the Common Stock on the Nasdaq, as reported by Nasdaq, on the immediately preceding Trading Day.

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“Common Stock” shall mean the common stock, par value $0.00001 per share, of the Parent.

“Law” shall mean any applicable law, statute, rule, regulation, ordinance, order, judgment, decree, or other legally binding requirement of any governmental authority.

“Maximum Award Shares” shall mean 74,487,896 shares of Common Stock.

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental authority, or other entity.

“Seller Designees” shall mean, collectively, Dundas Technology Limited, a Hong Kong company, and Kellyview Investment Limited, a Hong Kong company.

“Stock Incentive Award Agreement” shall mean that certain incentive award agreement to be entered into by the applicable parties, which shall govern the terms and conditions of the post-Closing incentive award of Award Shares.

“Trading Day” shall mean a day on which the Nasdaq is open for trading.

ARTICLE 2

PURCHASE AND SALE; CONSIDERATION; PERFORMANCE-BASED AWARD

Section 2.1 Sale and Transfer of the Target Shares. At the Closing, the Seller shall sell, transfer, assign, and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Target Shares, free and clear of any liens, pledges, encumbrances, claims, options, rights of first refusal, voting trusts, or other restrictions.

Section 2.2 Purchase Price. The purchase price for the Target Shares shall be $nil.

Section 2.3 Post-Acquisition Incentive Award; Separate Agreement.

(a) Within five (5) Business Days after the date hereof, the Parent and each Seller Designee shall enter into one Stock Incentive Award Agreement, respectively, in form and substance reasonably satisfactory to the Parent and each Seller Designee, which shall govern any post-Closing, performance-based equity award by the Parent in respect of the Target (including the applicable performance periods, performance targets, issuance schedule, and any catch-up/reinstatement mechanics); provided that, subject to the terms and conditions of the Stock Incentive Award Agreement, applicable Laws, and Article 4 herein, the maximum aggregate number of shares of Common Stock issuable thereunder shall not exceed the Maximum Award Shares. For the avoidance of doubt, any such award shall not constitute part of the purchase price for the Target Shares.

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(b) Subject to the terms and conditions of the Stock Incentive Award Agreement, the Company’s shareholder approval, and applicable Law (including Nasdaq Listing Rule 5635), the Parent shall issue the Award Shares to each Seller Designee on or before April 10, 2026 (or such later date as the Parent and the Seller Designees may agree in writing); provided that no Award Shares shall be granted or issued unless and until the Company’s stockholder approval required to be obtained by the Parent pursuant to Nasdaq Listing Rule 5635 or other applicable Law has been obtained.

(c) All Award Shares issued pursuant to the Stock Incentive Award Agreement shall be allocated equally between the Seller Designees, with each Seller Designee receiving fifty percent (50%) of such Award Shares.

(d) The Stock Incentive Award Agreement shall provide that the leak-out of the Award Shares (and any related forfeiture, cancellation, adjustment, or reinstatement) shall be determined in accordance with the schedule set forth below and the terms thereof, including a catch-up or reinstatement mechanism pursuant to which, if a Performance Target is not achieved for any Performance Period but the Target’s cumulative performance through a subsequent Performance Period exceeds the aggregate Performance Target through such subsequent period, Award Shares that were previously forfeited or not leaked out may become eligible to be leaked out in accordance with the Stock Incentive Award Agreement.

Performance Period	Performance Period Dates	Performance Target (Based on Audited Revenue)	Release % of Maximum Award Shares
Period I	Apr. 1, 2026 – Sep. 30, 2026	RMB 200,000,000	6%
Period II	Oct. 1, 2026 – Sep. 30, 2027	RMB 500,000,000	14%
Period III	Oct. 1, 2027 – Sep. 30, 2028	RMB 1,000,000,000	28%
Period IV	Oct. 1, 2028 – Sep. 30, 2029	RMB 1,800,000,000	52%

(e) All Award Shares shall be issued subject to restrictions on transfer as set forth in the Stock Incentive Award Agreement. Unless and until leaked out in accordance with the Stock Incentive Award Agreement, the Award Shares shall remain subject to such restrictions. Any Award Shares that are not leaked out in accordance with the Stock Incentive Award Agreement on or prior to January 15, 2030 shall be automatically forfeited and cancelled for no consideration as of such date. Any sale or transfer of Award Shares shall in all events be subject to applicable U.S. federal securities laws, including Rule 144 thereunder.

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ARTICLE 3

CLOSING; DELIVERABLES; COSTS

Section 3.1 Closing Date; Timing; Method.

The Closing shall occur on a date agreed by the Purchaser and the Seller, but in any event no later than March 31, 2026, unless extended by the Purchaser in writing. The Closing shall take place remotely by electronic exchange of .PDF signatures and scanned documents, with originals to follow by courier where reasonably requested.

Section 3.2 Deliverables of the Target at the Closing.

On or prior to the Closing, the Target shall deliver to each of the Purchaser and the Parent (to the extent existing and applicable):

(a) a copy of its memorandum and articles of association (or constitutional documents) and its register of members (reflecting the Purchaser as the sole registered holder of the Target Shares as of the Closing);

(b) a copy of its certificate of incorporation and a certificate of good standing (if available from the applicable authority or registered agent);

(c) written resolutions of the Target approving the transactions contemplated hereby and registering the transfer of the Target Shares and the update of the register of members;

(d) the corporate seal (if any) and the minute book and corporate records in its possession (if any);

(e) such other corporate records reasonably requested by the Purchaser.

Section 3.3 Deliverables of the Purchaser at the Closing.

At the Closing, the Purchaser shall deliver to each of the Seller and the Target:

(a) a closing certificate signed by a duly authorized officer of the Purchaser confirming that the Purchaser’s representations and warranties remain true and correct as of the Closing;

(b) any information and documents reasonably requested by the Target’s registered agent for know-your-customer and anti-money laundering compliance purposes in connection with onboarding the Purchaser as the shareholder of the Target; and

(c) such other documents reasonably requested to effect the share transfer and registration.

Section 3.4 No Asset Handover.

Each Party acknowledges that, as of the Execution Date, the Target has no assets and no liabilities, and no separate asset handover list shall be required at the Closing; provided, however, that nothing in this Section 3.4 shall limit any Party’s rights or remedies for any breach of this Agreement (including any inaccuracy of the representations and warranties).

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ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1 Conditions to the Purchaser’s Obligations. The Purchaser’s obligations to consummate the Closing are subject to:

(a) completion of legal, financial, and other due diligence on the Seller and the Target with results satisfactory to the Purchaser in its sole discretion;

(b) the Seller’s and the Target’s representations and warranties being true and correct in all material respects as of the Closing Date;

(c) clear title to the Target Shares, free and clear of any liens or restrictions; and

(d) receipt of the deliverables required under Article 3.

Section 4.2 Conditions to the Seller’s Obligations. The Seller’s obligations to consummate the Closing are subject to:

(a) the Purchaser’s representations and warranties being true and correct in all material respects as of the Closing Date; and

(b) receipt of the deliverables required under Article 3.

Section 4.3 Waiver. Each condition in this Article 4 may be waived only by the Party for whose benefit such condition exists, in a written instrument.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Seller.

The Seller represents and warrants to each of the Purchaser and the Parent that, as of the Execution Date and the Closing Date:

(a) Capacity; Authority. The Seller has full legal capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b) Due Authorization; Enforceability. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally.

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(c) Title to Shares; No Liens. The Seller is the sole legal and beneficial owner of the Target Shares, free and clear of any and all liens, pledges, security interests, charges, encumbrances, claims, options, rights of first refusal, preemptive rights, proxies, voting agreements or other restrictions on transfer (other than restrictions under applicable securities laws, if any).

(d) No Options; No Agreements to Transfer. The Seller has not granted any option or other right to purchase, acquire or receive any Target Shares, and is not party to any agreement or commitment requiring the transfer of any Target Shares to any person other than the Purchaser pursuant to this Agreement.

(e) No Conflict. The execution, delivery, and performance of this Agreement by the Seller and the Closing contemplated hereby do not and will not (i) violate any law or order applicable to the Seller, or (ii) violate, conflict with, result in a breach of, or constitute a default under any agreement binding on the Seller, except, in each case, as would not reasonably be expected to prevent or materially delay the Seller from performing its obligations hereunder.

(f) Consents. No consent, approval, authorization or filing with any governmental authority or other person is required on the part of the Seller for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as would not reasonably be expected to prevent or materially delay Closing.

(g) Litigation. There is no claim, action, suit, arbitration, proceeding or investigation pending or, to the Seller’s knowledge, threatened against the Seller that would reasonably be expected to prevent or materially delay the Seller’s performance of this Agreement.

(h) No Brokers. No broker, finder, financial advisor or intermediary is entitled to any fee or commission from the Purchaser or the Parent in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Seller.

(i) Disclosure. No written information supplied by or on behalf of the Seller to the Purchaser or the Parent in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make such information not misleading.

Section 5.2 Representations and Warranties of the Target.

The Target represents and warrants to each of the Purchaser and the Parent that, as of the Execution Date and the Closing Date:

(a) Organization; Good Standing. The Target is duly incorporated and validly existing under the laws of the British Virgin Islands and has the corporate power and authority to own its properties and to carry on its business as presently conducted.

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(b) Authorization; Enforceability. The Target has the power and authority to execute and deliver this Agreement (to the extent the Target is a party) and to perform its obligations hereunder. Each transaction document to which the Target is a party has been duly authorized, executed and delivered by the Target and constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) Capitalization; Share Records. The Target Shares constitute all of the issued and outstanding equity interests of the Target. The register of members (or equivalent share register) of the Target is true, correct and complete in all material respects, and the Seller is recorded as the sole holder of the Target Shares.

(d) No Subsidiaries; No Equity Interests. The Target does not own any equity interests in, and does not control, directly or indirectly, any other person, and has no subsidiaries.

(e) No Conflict; Consents. The execution, delivery and performance of this Agreement by the Target and the consummation of the transactions contemplated hereby do not (i) violate the Target’s organizational documents, or (ii) violate any law or order applicable to the Target, except, in each case, as would not reasonably be expected to prevent or materially delay Closing. No consent, approval, authorization or filing with any governmental authority is required for the Target in connection with this Agreement or the transactions contemplated hereby, except as would not reasonably be expected to prevent or materially delay Closing.

(f) Financial/Books and Records. The Target maintains books and records that are accurate in all material respects and sufficient to reflect the Target’s equity ownership and material transactions (if any).

(g) Assets; Title; No Encumbrances. The Target has good and marketable title to, or valid rights to use, the assets (if any) reflected on the Target’s books and records, free and clear of any liens or encumbrances, except as disclosed in writing to the Purchaser prior to the Execution Date.

(h) Liabilities; No Undisclosed Liabilities. Except as disclosed in writing to the Purchaser prior to the Execution Date, the Target has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise.

(i) Contracts. Except as disclosed in writing to the Purchaser prior to the Execution Date, the Target is not a party to any contract, arrangement or commitment. To the extent the Target is party to any contract so disclosed, such contract is valid and binding on the Target, in full force and effect, and the Target is not in material default thereunder.

(j) Litigation; Investigations. There is no claim, action, suit, arbitration, proceeding or investigation pending or, to the Target’s knowledge, threatened against the Target.

(k) Compliance with Laws. The Target is in compliance in all material respects with applicable laws.

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(l) Taxes. Except as disclosed in writing to the Purchaser prior to the Execution Date, the Target has duly filed all tax returns required to be filed by it and has paid all taxes required to be paid by it.

(m) No Brokers. The Target has not entered into any arrangement that would obligate the Purchaser or the Parent to pay any broker, finder or similar fee in connection with the transactions contemplated hereby.

(n) Disclosure. No written information supplied by or on behalf of the Target to the Purchaser or the Parent in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make such information not misleading.

Section 5.3 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller and the Parent that, as of the Execution Date and the Closing Date:

(a) Organization. The Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization.

(b) Authority; Due Authorization; Enforceability. The Purchaser has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) No Conflict; Consents. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not (i) violate the Purchaser’s organizational documents, or (ii) violate any law or order applicable to the Purchaser, except, in each case, as would not reasonably be expected to prevent or materially delay Closing. No consent, approval, authorization or filing is required on the part of the Purchaser for Closing, except as would not reasonably be expected to prevent or materially delay Closing.

(d) Litigation. There is no claim, action, suit, arbitration, proceeding or investigation pending that would reasonably be expected to prevent or materially delay the Purchaser’s performance of this Agreement.

(e) No Brokers. No broker, finder, financial advisor or intermediary is entitled to any fee or commission from the Seller in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Purchaser.

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Section 5.4 Representations and Warranties of the Parent

The Parent represents and warrants to each of the Seller and the Purchaser that, as of the Execution Date (and, solely with respect to clauses (d)–(f) below, as of the Closing Date):

(a) Organization. The Parent is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b) Authority; Due Authorization; Enforceability. The Parent has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Parent and constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) No Conflict; Consents. The execution, delivery and performance of this Agreement by the Parent do not (i) violate the Parent’s organizational documents, or (ii) violate any law or order applicable to the Parent, except, in each case, as would not reasonably be expected to prevent or materially delay Closing. No consent, approval, authorization or filing is required on the part of the Parent for Closing, except as would not reasonably be expected to prevent or materially delay Closing.

(d) Reserved.

(e) Reserved.

(f) No Stop Order; Listing. As of Closing, there is no stop order, suspension, or similar proceeding pending or, to the Parent’s knowledge, threatened by any governmental authority that would prohibit the issuance of shares of Common Stock, and the Parent is not subject to any order that would reasonably be expected to materially impair its ability to issue shares of Common Stock as contemplated in the Stock Incentive Award Agreement.

(g) No Brokers. No broker, finder, financial advisor or intermediary is entitled to any fee or commission from the Seller in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Parent.

(h) Litigation. There is no claim, action, suit, arbitration, proceeding or investigation pending that would reasonably be expected by the Parent to prevent or materially delay the Parent’s performance of this Agreement.

ARTICLE 6

COVENANTS

Section 6.1 Cooperation; Further Assurances. Each Party shall execute and deliver such further documents and take such further actions as may be reasonably necessary to carry out the purposes of this Agreement.

Section 6.2 Records. The Target shall keep and maintain complete and accurate books, records and accounts, and adequate internal controls over financial reporting, in each case in sufficient detail to permit the Parent (and its designees) to determine audited revenue (if applicable under the Stock Incentive Award Agreement) and to prepare and deliver, or support the preparation and delivery of, any certifications, determinations, calculations or other documentation required under the Stock Incentive Award Agreement. Without limiting the foregoing, such books and records shall include (to the extent applicable) general ledger detail, trial balances, bank statements, customer and supplier contracts, invoices, receipts, delivery/acceptance documentation, tax filings, payroll records, related-party transaction records, and such other supporting documentation reasonably requested by the Parent in connection with the administration of the Stock Incentive Award Agreement.

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ARTICLE 7

CONFIDENTIALITY

Section 7.1 Confidential Information. Each Party acknowledges that all non-public information relating to the Transaction and any post-Closing incentive award of Award Shares (including the Stock Incentive Award Agreement and the terms thereof), including this Agreement and the terms hereof, constitutes confidential information.

Section 7.2 Confidentiality Obligation. Each Party shall keep confidential the confidential information and shall not disclose it to any third party without the prior written consent of the other relevant Party, except that each Party may disclose confidential information to its directors, officers, employees, auditors, legal counsel, and other advisers on a need-to-know basis and as required by applicable Law, the Nasdaq rules, SEC reporting obligations, or court order.

Section 7.3 Term. This Article 7 shall remain in full force and effect for two years after termination of this Agreement or the Closing, whichever occurs later.

ARTICLE 8

TERMINATION; BREACH; FORCE MAJEURE

Section 8.1 Termination. This Agreement may be terminated:

(a) by the Purchaser, if the Closing has not occurred on or before March 31, 2026;

(b) by the Purchaser and the Seller by mutual written agreement; or

(c) by the Purchaser if any representation of the Seller or the Target is materially inaccurate and not cured within ten (10) Business Days after written notice.

Section 8.2 Effect of Termination. If this Agreement is terminated prior to the Closing, each Party shall have no further obligations except for Article 7 and Article 9 and any rights arising from a breach.

Section 8.3 Force Majeure. If performance of this Agreement is prevented or delayed by force majeure (including natural disasters, war, material changes in Law, or governmental actions beyond the reasonable control of the affected Party), the affected Party shall promptly notify each other Party. If the force majeure event persists for more than thirty (30) days, any Party may terminate this Agreement by written notice, and no Party shall be liable for any further claims solely by reason of such termination.

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ARTICLE 9

GOVERNING LAW; DISPUTE RESOLUTION; MISCELLANEOUS

Section 9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

Section 9.2 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for any dispute arising out of or relating to this Agreement, and each Party waives any objection to venue or inconvenient forum.

Section 9.3 Notices. Each notice shall be in writing and delivered by email (with confirmation of receipt) and by recognized courier to the addresses set forth below (or such other address as a Party may designate by notice):

The Parent:

Address: Room R2, FTY D, 16/F, Kin Ga Industrial Building, 9 San On Street, Tuen Mun, Hong Kong

Email: [*]

With a copy to:

Huan Lou

McCarter & English, LLP

[*]

The Purchaser:

Address: [*]

Email: [*]

The Seller:

Address: [*]

Email: [*]

The Target:

Address: [*]

Email: [*]

Any notice to be given to any Seller Designee under this Agreement shall be sufficient if given to the Seller in accordance with the contact details set forth above for the Seller, and any such notice so delivered to the Seller shall be deemed duly delivered to such Seller Designee.

Section 9.4 Entire Agreement. This Agreement constitutes the entire agreement among the Parties regarding the subject matter hereof and, effective as of the Execution Date, supersedes the Original Agreement and all prior and contemporaneous agreements and understandings, whether written or oral.

Section 9.5 Amendments. Any amendment or supplement to this Agreement shall be made in writing and executed by each Party.

Section 9.6 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, and all of which together constitute one and the same instrument. Signatures delivered electronically shall be effective for all purposes.

Section 9.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Section 9.8 Time is of the Essence. Time is of the essence.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party has executed this Agreement as of the Execution Date.

The Parent:
CIMG Inc.

By:	/s/ Jianshuang Wang
Name:	Jianshuang Wang
Title:	Chief Executive Officer

The Purchaser:
DZR Tech Limited

By:	/s/ Yanli Hou
Name:	Yanli Hou
Title:	Director

The Seller:
Shelei Jiang

By	/s/ Shelei Jiang
Name:	Shelei Jiang
Title:	Individual

The Target:
Daren Business Technology Limited

By:	/s/ Shelei Jiang
Name:	Shelei Jiang
Title:	Sole Director

Acknowledged but Not as Parties:
The Seller Designees:

Dundas Technology Limited

By:	/s/ Jian Liu
Name:	Jian Liu
Title:	Sole Director

Kellyview Investment Limited

By:	/s/ Yubin Wang
Name:	Yubin Wang
Title:	Sole Director

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